Exhibit 99.1

April 29, 2013

Franklin Financial reports 13% increase in 1st quarter earnings

(Chambersburg, PA) Franklin Financial Services Corporation, the bank holding company of F&M Trust, reported earnings of $1,551,000 for the first quarter ended March 31, 2013. When compared to first quarter 2012 earnings of $1,369,000, net income increased 13.3%. On a per share basis, diluted earnings were $.38 for the first three months of 2013 compared to $.34 for the same period in 2012.

“The current economic climate continues to be a challenge,” commented William E. Snell, Jr., president and CEO. “The length of this slowdown is unprecedented. There have been some signs of improvement in the economy, but we’re still experiencing many of the factors - lower real estate values, high unemployment, increased loan delinquency, and low interest rates - that significantly impact consumers and businesses, including most community banks. Industry wide, earnings at many banks have shown improvement, but the boost appears largely related to comparatively lower reserves for loan losses. The industry is experiencing slow commercial loan growth and the mortgage refinance boom is sputtering.”

Total assets at March 31, 2013 were $1.05 billion, a 1.8% increase from total assets of $1.04 billion at March 31, 2012. Total deposits and repurchase agreements were $941.5 million at the end of the first quarter 2013, increasing 6.0% from the first quarter of 2012. At quarter end, net loans declined 2.5% from totals a year earlier, while the market value of trust assets under management increased 8.7% to $547.2 million.

Franklin Financial is an independent, locally owned and operated bank holding company headquartered in Chambersburg. Its wholly owned subsidiary, F&M Trust operates twenty-six community banking offices located throughout Cumberland, Franklin, Fulton and Southern Huntingdon counties in Boiling Springs, Camp Hill, Carlisle, Chambersburg, Greencastle, Hustontown, McConnellsburg, Mont Alto, Marion, Mechanicsburg, Newville, Orbisonia, Shippensburg, St. Thomas, Warfordsburg and Waynesboro. Franklin Financial stock is listed on the over- the-counter market under the symbol FRAF (OTCQB: FRAF).